Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Second Quarter 2023 Financial Results

•	Second Quarter 2023 Revenues of $864.6 Million, Up 14.5% Compared to $755.0 Million in Prior Year Quarter

•	Second Quarter 2023 EPS of $1.75, Up 22.4% Compared to $1.43 in Prior Year Quarter

•	Company Lowers Upper End of 2023 Revenue Guidance Range and Lowers 2023 EPS Guidance Range

Washington, D.C., July 27, 2023 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the second quarter ended June 30, 2023.

Second quarter 2023 revenues of $864.6 million increased $109.6 million, or 14.5%, compared to revenues of $755.0 million in the prior year quarter. The increase in revenues was due to higher demand across all business segments. Net income of $62.4 million compared to $51.4 million in the prior year quarter. The increase in net income was primarily due to higher revenues, which was partially offset by an increase in direct compensation, which includes the impact of an 11.3% increase in billable headcount, higher selling, general and administrative (“SG&A”) expenses, a higher effective tax rate and an unfavorable impact from FX remeasurement losses compared to the prior year quarter. Adjusted EBITDA of $100.2 million, or 11.6% of revenues, compared to $76.2 million, or 10.1% of revenues, in the prior year quarter. Second quarter 2023 earnings per diluted share (“EPS”) of $1.75 compared to $1.43 in the prior year quarter.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “This quarter we, once again, achieved double-digit organic revenue growth and continued to attract and develop some of the most talented professionals in the market. Those twin accomplishments, to me, reflect the attractiveness of our firm for outstanding professionals who are driven to partner with our clients as they navigate their most significant opportunities and challenges.”

Cash Position and Capital Allocation

Net cash used in operating activities of $11.0 million for the quarter ended June 30, 2023 compared to $35.0 million of net cash provided by operating activities for the quarter ended June 30, 2022. The year-over-year increase in net cash used in operating activities was primarily due to an increase in salaries, largely related to headcount growth, and higher operating expenses and income tax payments, which was partially offset by an increase in cash collections.

Cash and cash equivalents of $203.5 million at June 30, 2023 compared to $255.7 million at June 30, 2022 and $238.5 million at March 31, 2023. Total debt, net of cash, of $137.2 million at June 30, 2023 compared to $60.5 million at June 30, 2022 and $122.7 million at March 31, 2023.

There were no share repurchases during the quarter ended June 30, 2023. As of June 30, 2023, approximately $460.7 million remained available for common stock repurchases under the Company’s stock repurchase program.

Second Quarter 2023 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $23.4 million, or 8.4%, to $300.4 million in the quarter compared to $277.1 million in the prior year quarter. The increase in revenues was due to higher demand for restructuring and business transformation services, which was partially offset by lower demand for transactions services. Adjusted Segment EBITDA of $50.0 million, or 16.7% of segment revenues, compared to $55.0 million, or 19.8% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher compensation, which includes the impact of a 15.5% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $18.0 million, or 10.9%, to $182.2 million in the quarter compared to $164.2 million in the prior year quarter. The increase in revenues was primarily due to higher demand and realized bill rates for investigations and data & analytics services. Adjusted Segment EBITDA of $21.1 million, or 11.6% of segment revenues, compared to $16.7 million, or 10.2% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, higher contractor expenses and an increase in SG&A expenses compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment increased $37.8 million, or 23.0%, to $201.8 million in the quarter compared to $164.0 million in the prior year quarter. The increase in revenues was due to higher realized bill rates, primarily from the recognition of revenues previously deferred and higher demand for non-merger and acquisition (“M&A”)-related antitrust, M&A-related antitrust and international arbitration services. Adjusted Segment EBITDA of $35.5 million, or 17.6% of segment revenues, compared to $21.6 million, or 13.2% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes higher variable compensation and the impact of an 11.1% increase in billable headcount, as well as higher SG&A expenses compared to the prior year quarter.

Technology

Revenues in the Technology segment increased $19.7 million, or 25.3%, to $97.4 million in the quarter compared to $77.8 million in the prior year quarter. The increase in revenues was primarily due to higher demand for investigations and litigation services, which was partially offset by lower demand for information governance, privacy & security services. Adjusted Segment EBITDA of $20.1 million, or 20.6% of segment revenues, compared to $8.4 million, or 10.8% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 16.2% increase in billable headcount, compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased $10.8 million, or 15.0%, to $82.7 million in the quarter compared to $71.9 million in the prior year quarter. The increase in revenues was primarily due to higher demand for corporate reputation and public affairs services. Adjusted Segment EBITDA of $12.3 million, or 14.8% of segment revenues, compared to $11.5 million, or 16.0% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 13.1% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

2023 Guidance

The Company now estimates that revenues for full year 2023 will range between $3.330 billion and $3.400 billion, which compares to the prior range of between $3.330 billion and $3.470 billion. The Company now estimates EPS for full year 2023 will range between $6.50 and $7.20, which compares to the prior range of between $6.80 and $7.70. The Company does not currently expect Adjusted EPS to differ from EPS.

Second Quarter 2023 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss second quarter 2023 financial results at 9:00 a.m. Eastern Time on Thursday, July 27, 2023. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 7,800 employees located in 31 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $3.03 billion in revenues during fiscal year 2022. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by (used in) operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, environmental, social and governance (“ESG”)-related issues, climate change-related matters, scientific and technological developments, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Any references to standards of measurement and performance made regarding our climate change-, ESG- or other sustainability-related plans, goals, commitments, intentions, aspirations, forecasts or projections, or expectations are developing and based on assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections, including any that are ESG- or sustainability-related, will result or be achieved. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of any pandemic or public health crisis, including COVID-19, and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$203,539	$491,688
Accounts receivable, net	1,138,061	896,153
Current portion of notes receivable	30,629	27,292
Prepaid expenses and other current assets	108,054	95,469

Total current assets	1,480,283	1,510,602
Property and equipment, net	164,886	153,466
Operating lease assets	206,819	203,764
Goodwill	1,231,769	1,227,593
Intangible assets, net	20,741	25,514
Notes receivable, net	75,273	55,978
Other assets	66,540	64,490

Total assets	$3,246,311	$3,241,407

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$172,288	$173,953
Accrued compensation	420,885	541,892
Billings in excess of services provided	51,528	53,646

Total current liabilities	644,701	769,491
Long-term debt, net	340,548	315,172
Noncurrent operating lease liabilities	223,403	221,604
Deferred income taxes	155,754	162,374
Other liabilities	86,753	91,045

Total liabilities	1,451,159	1,559,686

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 34,034 (2023) and 34,026 (2022)	340	340
Additional paid-in capital	5,473	—
Retained earnings	1,949,815	1,858,103
Accumulated other comprehensive loss	(160,476)	(176,722)

Total stockholders’ equity	1,795,152	1,681,721

Total liabilities and stockholders’ equity	$3,246,311	$3,241,407

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended June 30,
	2023	2022
	(Unaudited)
Revenues	$864,591	$754,992

Operating expenses
Direct cost of revenues	588,094	520,080
Selling, general and administrative expenses	186,371	167,940
Amortization of intangible assets	1,417	2,737

	775,882	690,757

Operating income	88,709	64,235

Other income (expense)
Interest income and other	(584)	2,994
Interest expense	(3,022)	(2,448)

	(3,606)	546

Income before income tax provision	85,103	64,781
Income tax provision	22,708	13,353

Net income	$62,395	$51,428

Earnings per common share — basic	$1.87	$1.52

Weighted average common shares outstanding — basic	33,359	33,790

Earnings per common share — diluted	$1.75	$1.43

Weighted average common shares outstanding — diluted	35,650	35,909

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$6,396	$(40,679)

Total other comprehensive income (loss), net of tax	6,396	(40,679)

Comprehensive income	$68,791	$10,749

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Six Months Ended June 30,
	2023	2022
	(Unaudited)
Revenues	$1,671,297	$1,478,612

Operating expenses
Direct cost of revenues	1,141,603	1,013,184
Selling, general and administrative expenses	370,584	316,911
Amortization of intangible assets	3,599	5,005

	1,515,786	1,335,100

Operating income	155,511	143,512

Other income (expense)
Interest income and other	(1,926)	2,647
Interest expense	(5,961)	(5,090)

	(7,887)	(2,443)

Income before income tax provision	147,624	141,069
Income tax provision	37,682	30,320

Net income	$109,942	$110,749

Earnings per common share — basic	$3.30	$3.29

Weighted average common shares outstanding — basic	33,331	33,705

Earnings per common share — diluted	$3.09	$3.10

Weighted average common shares outstanding — diluted	35,566	35,778

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$16,246	$(46,870)

Total other comprehensive income (loss), net of tax	16,246	(46,870)

Comprehensive income	$126,188	$63,879

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended June 30, 2023 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$62,395
Interest income and other							584
Interest expense							3,022
Income tax provision							22,708

Operating income	$46,727	$19,274	$34,024	$16,432	$11,278	$(39,026)	$88,709
Depreciation and amortization	2,191	1,583	1,499	3,655	901	275	10,104
Amortization of intangible assets	1,110	223	—	—	84	—	1,417

Adjusted EBITDA	$50,028	$21,080	$35,523	$20,087	$12,263	$(38,751)	$100,230

Six Months Ended June 30, 2023 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$109,942
Interest income and other							1,926
Interest expense							5,961
Income tax provision							37,682

Operating income	$97,943	$36,322	$46,724	$28,322	$19,961	$(73,761)	$155,511
Depreciation and amortization	4,083	2,962	2,992	7,131	1,688	691	19,547
Amortization of intangible assets	3,022	407	—	—	170	—	3,599

Adjusted EBITDA	$105,048	$39,691	$49,716	$35,453	$21,819	$(73,070)	$178,657

Three Months Ended June 30, 2022 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$51,428
Interest income and other							(2,994)
Interest expense							2,448
Income tax provision							13,353

Operating income	$50,935	$15,014	$20,439	$4,930	$10,633	$(37,716)	$64,235
Depreciation and amortization	1,708	1,448	1,207	3,435	654	736	9,188
Amortization of intangible assets	2,307	245	—	—	185	—	2,737

Adjusted EBITDA	$54,950	$16,707	$21,646	$8,365	$11,472	$(36,980)	$76,160

Six Months Ended June 30, 2022 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$110,749
Interest income and other							(2,647)
Interest expense							5,090
Income tax provision							(30,320)

Operating income	$100,989	$30,556	$40,382	$15,173	$25,467	$(69,055)	$143,512
Depreciation and amortization	3,374	2,915	2,459	6,555	1,333	1,459	18,095
Amortization of intangible assets	4,127	493	—	—	385	—	5,005

Adjusted EBITDA	$108,490	$33,964	$42,841	$21,728	$27,185	$(67,596)	$166,612

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended June 30, 2023 (Unaudited)
Corporate Finance & Restructuring	$300,449	$50,028	16.7%	59%	$488	2,043
Forensic and Litigation Consulting	182,223	21,080	11.6%	57%	$386	1,568
Economic Consulting	201,822	35,523	17.6%	69%	$557	1,039
Technology (1)	97,444	20,087	20.6%	N/M	N/M	589
Strategic Communications (1)	82,653	12,263	14.8%	N/M	N/M	992

	$864,591	$138,981	16.1%			6,231

Unallocated Corporate		(38,751)

Adjusted EBITDA		$100,230	11.6%

Six Months Ended June 30, 2023 (Unaudited)
Corporate Finance & Restructuring	$600,436	$105,048	17.5%	60%	$483	2,043
Forensic and Litigation Consulting	355,627	39,691	11.2%	56%	$384	1,568
Economic Consulting	371,417	49,716	13.4%	68%	$520	1,039
Technology (1)	188,062	35,453	18.9%	N/M	N/M	589
Strategic Communications (1)	155,755	21,819	14.0%	N/M	N/M	992

	$1,671,297	$251,727	15.1%			6,231

Unallocated Corporate		(73,070)

Adjusted EBITDA		$178,657	10.7%

Three Months Ended June 30, 2022 (Unaudited)
Corporate Finance & Restructuring	$277,067	$54,950	19.8%	62%	$471	1,769
Forensic and Litigation Consulting	164,248	16,707	10.2%	56%	$360	1,509
Economic Consulting	164,041	21,646	13.2%	70%	$477	935
Technology (1)	77,782	8,365	10.8%	N/M	N/M	507
Strategic Communications (1)	71,854	11,472	16.0%	N/M	N/M	877

	$754,992	$113,140	15.0%			5,597

Unallocated Corporate		(36,980)

Adjusted EBITDA		$76,160	10.1%

Six Months Ended June 30, 2022 (Unaudited)
Corporate Finance & Restructuring	$530,396	$108,490	20.5%	62%	$458	1,769
Forensic and Litigation Consulting	318,144	33,964	10.7%	56%	$357	1,509
Economic Consulting	330,018	42,841	13.0%	71%	$476	935
Technology (1)	158,266	21,728	13.7%	N/M	N/M	507
Strategic Communications (1)	141,788	27,185	19.2%	N/M	N/M	877

	$1,478,612	$234,208	15.8%			5,597

Unallocated Corporate		(67,596)

Adjusted EBITDA		$166,612	11.3%

N/M	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2023	2022
	(Unaudited)
Operating activities
Net income	$109,942	$110,749
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	19,547	18,095
Amortization of intangible assets	3,599	5,005
Acquisition-related contingent consideration	3,543	133
Provision for expected credit losses	11,188	8,752
Share-based compensation	13,903	12,050
Amortization of debt issuance costs and other	1,296	1,068
Deferred income taxes	(6,571)	2,713
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(245,999)	(180,737)
Notes receivable	(22,539)	(1,985)
Prepaid expenses and other assets	(6,718)	(810)
Accounts payable, accrued expenses and other	(159)	13,854
Income taxes	(13,122)	(14,834)
Accrued compensation	(130,625)	(147,209)
Billings in excess of services provided	(2,485)	4,425

Net cash used in operating activities	(265,200)	(168,731)

Investing activities
Payments for acquisition of businesses, net of cash received	—	(6,698)
Purchases of property and equipment and other	(29,027)	(25,637)

Net cash used in investing activities	(29,027)	(32,335)

Financing activities
Borrowings under revolving line of credit	245,000	165,000
Repayments under revolving line of credit	(220,000)	(165,000)
Purchase and retirement of common stock	(20,982)	(3,098)
Share-based compensation tax withholdings and other	(10,755)	(14,827)
Payments for business acquisition liabilities	(2,660)	(4,161)
Deposits and other	454	4,887

Net cash used in financing activities	(8,943)	(17,199)

Effect of exchange rate changes on cash and cash equivalents	15,021	(20,490)

Net decrease in cash and cash equivalents	(288,149)	(238,755)
Cash and cash equivalents, beginning of period	491,688	494,485

Cash and cash equivalents, end of period	$203,539	$255,730